EXHIBIT 10.15
EPR PROPERTIES
EMPLOYEE SEVERANCE AND RETIREMENT VESTING PLAN
(Effective as of July 31, 2020)
Introduction. On January 31, 2020, the Compensation and Human Capital Committee of EPR Properties, a Maryland real estate investment trust, approved this Employee Severance and Retirement Plan (the “Plan”), which provides for severance pay to eligible employees in the event of certain involuntary terminations of employment from the Company and certain retirement benefits to eligible employees upon retirement. Effective July 31, 2020, this Plan replaces the original Employee Severance Plan adopted effective May 13, 2015, as amended, in its entirety.

1.	Purpose.
EPR Properties, a Maryland real estate investment trust, hereby adopts the EPR Properties Employee Severance and Retirement Vesting Plan for eligible employees of the Company, effective as of July 31, 2020. The Plan is intended to offer severance pay to eligible employees in the event of certain involuntary terminations of employment from the Company and certain special vesting rights under existing and other Company compensation arrangements to eligible employees upon retirement. The Plan, as a “severance pay arrangement” within the meaning of Section 3(2)(B)(i) of ERISA is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.

2.	Definitions.
As used herein, the terms identified below shall have the meanings indicated:
“Administrator” means the Company; provided however, with respect to any interpretation or action taken under this Plan and relating to or involving an Executive Officer of the Company, Administrator means the Committee.
“Board” means the Board of Trustees of the Company.
“Cause” means (a) an Eligible Employee’s willful and continued failure or refusal to perform his or her duties with the Company (other than as a result of his or her Disability or incapacity due to mental or physical illness) which is not remedied in the reasonable good faith determination of the Administrator within 30 days after Employee’s receipt of written notice from the Administrator specifying the nature of such failure or refusal, (b) the willful engagement by an Eligible Employee in misconduct which is materially and demonstrably injurious to the Company, or (c) an Eligible Employee's indictment of, or plea of nolo contendere with respect to, a felony, or conviction of, or plea of nolo contendere with respect to, any other crime involving theft or, in the sole discretion of the Company, moral turpitude.
“Change in Control” has the meaning ascribed to it in the Equity Plan.
“CIC Monthly Base Compensation” means 1/12th of the sum of (a) the Eligible Employee's annual base salary or wage in effect at the time of a Qualifying Termination and (b) the amount of the Eligible Employee's annual incentive bonus opportunity (not including for this purpose any incentive bonus opportunity under any Company long-term incentive plan) for the year in which the Qualifying Termination occurs, assuming an “at target” level of performance (paid in cash, in lieu of an equity award).
“CIC Period” means the period commencing on the CIC Period Beginning Date and ending on the CIC Period End Date.
“CIC Period Beginning Date” means the date on which the first occurrence of any one of the following occurs: (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change in Control, (b) the Company or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control, (c) a Change in Control has occurred, or (d) the Board adopts a resolution to the effect that the CIC Period Beginning Date has occurred.
“CIC Period End Date” means (a) the second anniversary of the consummation of a Change in Control or, (b) if no Change in Control has occurred, the earlier of (i) the date the Company makes a public announcement (y) that it has terminated the agreement, the consummation of which would have resulted in the occurrence of a Change in Control, or (z) that the circumstances giving rise to a potential Change in Control will not result in an actual Change in Control, and (ii) the date the Board declares in good faith that the circumstances giving rise to a potential Change in Control will not result in an actual Change in Control.
“CIC Protection Period” means (a) the six-month period immediately preceding a Change in Control, and (b) the period following a Change in Control until the first anniversary of the Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.
“Committee” means the Compensation and Human Capital Committee of the Board.
“Company” means EPR Properties, a Maryland real estate investment trust.
“Disability” means (a) the adjudication of incompetence of the Eligible Employee, or (b) the failure of the Eligible Employee to perform his or her duties with the Company on a full-time basis for a period of time until the Company’s long-term disability plan then in place commences payment of benefits as a result of incapacity due to mental or physical illness which is determined to be permanent by a physician selected by the Company or its insurers and acceptable to the Eligible Employee or his or her legal representative, which acceptance shall not be unreasonably withheld.
“Effective Date” means July 31, 2020.
“Eligible Employee” means, subject to Section 3(a), (a) any Executive Officer, and (b) any full-time employee (which, for purposes of this Plan is scheduled to work 30 or more hours per week) of the Company who is not an Executive Officer and has been employed with the Company for a minimum of 6 months.
“Equity Award Value” means (a) with respect to restricted shares or restricted share units, the value of the unvested shares representing such award determined using the closing price of the Company’s shares on the Termination Date, and (b) with respect to unvested share options, the value of the underlying shares that may be acquired upon exercise of the options determined using the closing price of the Company’s shares on the Termination Date, less the aggregate exercise price for such shares.

“Equity Plan” means the Company's 2016 Equity Incentive Plan, as amended and restated (or the equity incentive plan most recently approved by the Company's stockholders and in use by the Company).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Executive Officer” means (a) the Company's President and Chief Executive Officer, (b) any Company Executive Vice President, (c) the Company’s General Counsel, (d) the Company's Senior Vice President - Asset Management, (e) the Company’s Chief Accounting Officer, and (f) any other officer designated an Executive Officer of the Company by the Board or the Committee.
“Good Reason” means any of the following, unless consented to by the Eligible Employee:
(a)    Solely with respect to an Executive Officer, the assignment to the Executive Officer of duties materially and adversely inconsistent with Executive Officer's current position;

(b)    A reduction of (i) the Eligible Employee's base compensation, (ii) the Eligible Employee's eligible bonus opportunity under the Company's annual incentive program, or (iii) discontinued eligibility for long-term incentive awards under the Company's long-term incentive plan (which can only occur if originally eligible for such awards), if the reduction of (i), (ii) or (iii), in the aggregate, results in a material reduction in the Eligible Employee's total direct compensation from the Company; or
(c)    Any requirement that the Eligible Employee be based at any office outside of a 50-mile radius of his or her or her assigned primary work location with the Company on the Effective Date, as such assigned primary work location may be changed with the consent of the Eligible Employee.
Notwithstanding the foregoing, “Good Reason” shall exist only if the Eligible Employee shall have provided the Administrator with written notice within 90 days of the initial occurrence of any of the foregoing events or conditions which specifically identifies the circumstances constituting Good Reason (provided such circumstances are capable of correction), and the Company fails to eliminate the conditions constituting Good Reason within 30 days after receipt of written notice of such event or condition from Eligible Employee. The Eligible Employee's resignation from employment with the Company for Good Reason must occur within one year following the initial existence of the event or condition constituting Good Reason.
“Monthly Base Compensation” means 1/12th of the Eligible Employee's annual base salary or wage in effect at the time of a Qualifying Termination.
“Monthly Welfare Compensation” means 1/12th of the amount equal to one-half (1/2) of the Company-paid portion of the annual premium cost to cover the Eligible Employee and his or her eligible dependents, if any, under the Company's health, vision and dental plans in effect as of the date of the Qualifying Termination. Such calculation will include the Company-paid portion of the cost of the premiums for coverage of the Eligible Employee's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company at the time of the Qualifying Termination. Any payment of Monthly Welfare Compensation shall (1) only be provided to the extent the Eligible Employee has elected to receive COBRA continuation coverage, (2) be considered a subsidy to the Eligible Employee's COBRA payment obligations and (3) run concurrently with the Company's obligation to provide COBRA continuation coverage.
“Participant” means an Eligible Employee or a Retirement Eligible Employee.
“Person” means any individual, sole proprietorship, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, unincorporated organization, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.
“Qualifying CIC Termination” means a Qualifying Termination during the CIC Protection Period. Notwithstanding the foregoing, an Eligible Employee does not experience a Qualifying CIC Termination in connection with a Qualifying Departure.
“Qualifying Departure” means an Eligible Employee's employment with the Company is terminated solely as a result of or in connection with a sale or other divestiture by the Company of a division, subsidiary or other business segment (including, without limitation, by sale of shares of stock or of assets) or transfer of the Eligible Employee's employment to a subsidiary pursuant to which the Eligible Employee's employer ceases to be the Company, but the Eligible Employee was offered continued employment by the acquirer or transferee employer in such sale or divesture or transfer on terms such that, if accepted by the Eligible Employee, such continued employment (a) would not materially diminish the Eligible Employee's authority, duties or responsibilities immediately before the sale or divesture or transfer of employment; (b) would not result in the Eligible Employee working at a location more than fifty (50) miles from Eligible Employee's current place of employment; or (c) would not result in a material reduction in the Eligible Employee's compensation immediately before such sale, divestiture or transfer of employment; and (d) would entitle, for a two-year period immediately following such sale or divesture or transfer, the Eligible Employee to participate in a severance plan or agreement providing substantially similar severance and retirement rights and benefits as the Eligible Employee was eligible to receive pursuant to this Plan.
“Qualifying Retirement” means the termination of employment of a Retirement Eligible Employee as the result of such Retirement Eligible Employee’s retirement on the Retirement Date.
“Qualifying Termination” means the occurrence during the General Term (as defined in Section 8(c)) of an involuntary termination of an Eligible Employee's employment with the Company without Cause or with Good Reason and other than as a result of the Eligible Employee's death. Notwithstanding the foregoing, an Eligible Employee does not experience a Qualifying Termination in connection with a Qualifying Departure.
“Retirement Date” means the date of termination of employment of the Retirement Eligible Employee as the result of such Retirement Eligible Employee’s retirement as specified by the Retirement Eligible Employee in the Retirement Eligible Employee’s written notice of intent to retire delivered to the General Counsel of the Company, provided that the Retirement Date specified in such written notice shall not be earlier than (a) in the case of a Retirement Eligible Employee who is not a Senior Vice President, six months after delivery of such Retirement Eligible Employee’s written notice, or (b) in the case of a Retirement Eligible Employee who is a Senior Vice President, one year after delivery of the Retirement Eligible Employee’s written notice.
“Retirement Eligible Employee” means any employee of the Company who is not an Executive Officer and (a) whose age plus Years of Service is equal to or greater than 70, or (b) who has been employed with the Company for a minimum of 5 years and whose age is equal to or greater than 62.
“Senior Vice President” means any Eligible Employee of the Company that is a Senior Vice President of the Company and not an Executive Officer.
“Specified Employee” means any employee of the Company that the Company determines is a Specified Employee within the meaning of Section 409A of the Code.
“Termination Date” means the date on which an Eligible Employee has a “separation from service,” within the meaning of Section 409A of the Code, from the Company, including a Retirement Date.
“Years of Services” means the number of years (and any fraction thereof) in which an employee of the Company has been employed as a full-time employee.

3.	Eligibility.
a)Eligible Employees. Only Eligible Employees shall be eligible to receive benefits under Sections 4 and 5 of this Plan. Eligible Employee does not include any individual that the Company does not treat as an employee (including independent contractors and outsourced employees) for Federal income tax withholding purposes under Code §3401(a) despite any a binding determination made by a court, the Internal Revenue Service, the Department of Labor or other regulatory body that the individual is or should be classified by the Company as a common law employee of the Company.

b)Qualifying Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 7 (Code § 280G potential carve-back) and 10(a) (Release requirements) of this Plan, the Company will provide the severance benefits pursuant to Section 4 of this Plan to an Eligible Employee who is eligible to receive severance benefits upon a Qualifying Termination and who incurs a Qualifying Termination.

c)Qualifying CIC Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 7 (Code § 280G potential carve-back) and 10(a) (Release requirements) of this Plan, the Company will provide the severance benefits pursuant to Sections 5 and 4(b), (c) and (d) of this Plan to an Eligible Employee who is eligible to receive severance benefits upon a Qualifying CIC Termination and who incurs a Qualifying CIC Termination.

d)Qualifying Retirement. Subject to the conditions described herein, including, without limitation, the requirements of Section 7 (Code § 280G potential carve-back) and 10(a) (Release requirements) of this Plan, the Company will provide on the Retirement Date the retirement benefits pursuant to Section 6 of this Plan to a Retirement Eligible Employee who is eligible to receive retirement benefits upon a Qualifying Retirement.

e)Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under Sections 4 or 5 of this Plan to an Eligible Employee if the Eligible Employee terminates employment with the Company under any circumstances that do not constitute a Qualifying Termination.

4.	Amount and Payment of Benefits upon Eligible Termination Events.
Subject to Sections 7 (Code § 280G potential carve-back) and 10(a) (Release requirements) of this Plan, an Eligible Employee who incurs a Qualifying Termination (or Qualifying CIC Termination for Section 4(b), (c) and (d)) shall be entitled to receive the following severance benefits described in this Section 4:
a)Payment and Benefits on Qualifying Termination. Unless otherwise provided herein, an Eligible Employee who incurs a Qualifying Termination shall receive a severance payment in an amount determined under Appendix A to this Plan. The severance payment pursuant to this Section 4(a) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within the sixty (60)-day period following the Eligible Employee's Termination Date, provided that the portion of such severance payment attributable to the Monthly Welfare Compensation will be paid by the Company directly to the applicable health, vision and dental plans on a monthly basis and only to the extent the Eligible Employee continues participation in such plans after the Qualifying Termination. Notwithstanding any other provision of this Plan, if the Eligible Employee is a Specified Employee on his or her Termination Date, any portion of the severance payment under this Section 4(a) which may constitute non-exempt “nonqualified deferred compensation” subject to Code Section 409A shall be delayed until the earlier of (i) the first day after six-months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (ii) the date the Eligible Employee dies following such Termination Date.

b)Additional Payment. In addition to the severance payment pursuant to Section 4(a) (Qualifying Terminations only), an Eligible Employee who incurs a Qualifying Termination or a CIC Qualifying Termination shall also be entitled to receive:

(i)	any earned and accrued, but not yet paid, base salary through the Eligible Employee's Termination Date,

(ii)	a payment in accordance with the Company's vacation policy for all earned and accrued, but not yet used, credited vacation,

(iii)
(A) a pro rata portion of the annual incentive bonus that the Eligible Employee would have received under the Company's annual incentive program for the performance year during which his or her Termination Date occurs if the Eligible Employee had remained employed through the end of such performance year and assuming achievement of an “at Target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award), plus (B) if the Eligible Employee’s Termination Date occurs prior to the Company’s determination and payment of the annual incentive bonus for the performance year immediately prior to the year during which his or her Termination Date occurs, the annual incentive bonus that the Eligible Employee would have received under the Company's annual incentive program for such performance assuming achievement of an “at Target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award),

(iv)
except as otherwise provided in the documents evidencing or effecting an award or grant under the Company’s long-term incentive plan, if the Eligible Employee is an Executive Officer, (A) a pro rata portion of the amount of the long term incentive plan award that the Executive Officer would have received under the Company's long term incentive plan for the performance year during which his or her Termination Date occurs if the Executive Officer had remained employed through the end of such performance year and assuming achievement of an “at Target” level of performance, plus (B) if the Executive Officer’s Termination Date occurs prior to the Company’s determination and payment of the long term incentive plan award for the performance year immediately prior to the year during which his or her Termination Date occurs, the long term incentive plan award that the Executive Officer would have received under the Company's long term incentive plan for such performance assuming achievement of an “at Target” level of performance.

The pro rata portion of the annual incentive bonus and long term incentive plan award (if the Eligible Employee is an Executive Officer) that the Eligible Employee is entitled to receive under clauses (iii) and (iv) of Section 4(b) shall be equal to the amounts that the Eligible Employee would have received if the Eligible Employee had remained employed through the end of the applicable performance year, divided by three hundred sixty five (365), multiplied by the number of days between the first day of the performance year and the Eligible Employee's Termination Date. The severance payment eligible to be paid pursuant to this Section 4(b), if any, shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, at the same time as provided above in Section 4(a) except that any payment made to an Executive Officer who experiences a Qualifying Termination that is not a Qualifying CIC Termination under clauses (iii) and (iv) of Section 4(b) shall be paid at the same time that annual bonus payments and long term incentive plan awards are paid to other active annual incentive plan and long term incentive plan participants, and in no event later than the end of the calendar year in which the level of performance goal achievement is determined and certified by the Committee.
c)Outplacement Services. The Company shall provide the Eligible Employee with outplacement counseling services during the period set forth in Appendix A following the Eligible Employee's Qualifying Termination or CIC Qualifying Termination. The Company shall select the organization that will provide the outplacement counseling and the level of services eligible to be provided.

d)Equity Award Vesting. Notwithstanding the terms of any award agreements to the contrary, whether executed on or before the Effective Date or thereafter, an Eligible Employee who incurs a Qualifying Termination or a CIC Qualifying Termination shall vest, in any and all previously granted stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, deferred cash or any other form of equity awards issued by the Company and held by the Eligible Employee on his or her Termination Date (collectively, “Equity Awards”), and all share options shall become immediately exercisable on the Termination Date and shall remain exercisable until the earlier of the fifth (5th) anniversary of the Termination Date or the expiration date of the share option.

5.	Additional Severance Benefit upon a Qualifying CIC Termination.
Subject to Sections 7 (Code § 280G potential carve-back) and 10(a) (Release requirements) of this Plan, an Eligible Employee who incurs a Qualifying CIC Termination and is eligible to receive the severance benefits on account thereof, shall be entitled to receive, in addition to the severance benefits that the Eligible Employee is eligible to receive pursuant to Section 4(b), (c) and (d) of this Plan, but in lieu of the payment specified in Section 4(a), a severance payment in an amount determined under Appendix B to this Plan. The severance payment pursuant to this Section 5 shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within the sixty (60)-day period following the Eligible Employee's Termination Date, provided that the portion of such severance payment attributable to the Monthly Welfare Compensation will be paid by the Company directly to the applicable health, vision and dental plans on a monthly basis and only to the extent the Eligible Employee continues participation in such plans after the Qualifying CIC Termination. Notwithstanding any other provision of this Plan, if the Eligible Employee is a Specified Employee on his or her Termination Date, any portion of the severance payment under this Section 5 which may constitute non-exempt “nonqualified deferred compensation” subject to Code Section 409A shall be delayed until the earlier of (i) the first day after six-months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (ii) the date the Eligible Employee dies following such Termination Date; provided, however, if the Eligible Employee's Termination occurs during the six-month period immediately preceding the Change in Control, the additional severance payment under this Section 5 shall be paid within 60 days after the Change in Control.

6.	Retirement Benefits.
a)Equity Award Vesting. Notwithstanding the terms of any award agreements to the contrary, whether executed on or before the Effective Date or thereafter, a Retirement Eligible Employee who incurs a Qualifying Retirement shall vest in any and all Equity Awards held by the Retirement Eligible Employee on his or her Retirement Date, and all share options shall become immediately exercisable on the Retirement Date and shall remain exercisable until the earlier of the fifth (5th) anniversary of the Retirement Date or the expiration date of the share option.

b)Additional Retirement Benefits. In addition, upon a Qualifying Retirement, the Retirement Eligible Employee shall also be entitled to receive:

(i)	any earned and accrued, but not yet paid, base salary through the Retirement Eligible Employee's Retirement Date,

(ii)	a payment in accordance with the Company's vacation policy for all earned and accrued, but not yet used, credited vacation,

(iii)
(A) a pro rata portion of the annual incentive bonus that the Retirement Eligible Employee would have received under the Company's annual incentive program for the performance year during which his or her Retirement Date occurs if the Retirement Eligible Employee had remained employed through the end of such performance year and assuming achievement of an “at Target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award), plus (B) if the Retirement Eligible Employee’s Termination Date occurs prior to the Company’s determination and payment of the annual incentive bonus for the performance year immediately prior to the year during which his or her Termination Date occurs, the annual incentive bonus that the Retirement Eligible Employee would have received under the Company's annual incentive program for such performance assuming achievement of an “at Target” level of performance (paid in cash and as if no election had been made to receive an equity award in lieu of such cash award), and

(iv)
(A) a pro rata portion of the amount of the long term incentive plan award that the Retirement Eligible Employee would have received under the Company's long term incentive plan for the performance year during which his or her Termination Date occurs if the Retirement Eligible Employee had remained employed through the end of such performance year and assuming achievement of an “at Target” level of performance, plus (B) if the Retirement Eligible Employee’s Termination Date occurs prior to the Company’s determination and payment of the long term incentive plan award for the performance year immediately prior to the year during which his or her Termination Date occurs, the long term incentive plan award that the Retirement Eligible Employee would have received under the Company's long term incentive plan for such performance assuming achievement of an “at Target” level of performance.

The pro rata portion of the annual incentive bonus and long term incentive plan award that the Retirement Eligible Employee is entitled to receive under clauses (iii) and (iv) of Section 6(b) shall be equal to the amounts that the Retirement Eligible Employee would have received if the Retirement Eligible Employee had remained employed through the end of the applicable performance year, divided by three hundred sixty five (365), multiplied by the number of days between the first day of the performance year and the Retirement Eligible Employee's Retirement Date. The payments pursuant to this Section 6(b) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, within the sixty (60)-day period following the Eligible Employee's Retirement Date, except that any payment made to an Executive Officer who experiences a Qualifying Retirement under clauses (iii) and (iv) of Section 6(b) shall be paid at the same time that annual bonus payments and long term incentive plan awards are paid to other active annual incentive plan and long term incentive plan participants, and in no event later than the end of the calendar year in which the level of performance goal achievement is determined and certified by the Committee. Notwithstanding any other provision of this Plan, if the Eligible Employee is a Specified Employee on his or her Retirement Date, any portion of the retirement benefits payments under this Section 6 which may constitute non-exempt “nonqualified deferred compensation” subject to Code Section 409A shall be delayed until the earlier of (i) the first day after six-months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (ii) the date the Eligible Employee dies following such Termination Date; provided, however, if the Eligible Employee's Termination occurs during the six-month period immediately preceding the Change in Control, the additional severance payment under this Section 6 shall be paid within 60 days after the Change in Control.

7.	IRC § 280G: Best Net Protection.
In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of a Participant (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise) (“Payments”) (i) constitute “parachute payments” within the meaning of Code Section 280G and (ii) but for this Section 7 would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments to the Participant shall be either: (a) delivered in full, or (b) delivered after reducing the Payments $1 below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) which would result in no portion of the Payments being subject to the Excise Tax. The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999. In the event that the Payments are required to be reduced by this paragraph, any amount payable pursuant to Sections 4, 5 or 6 shall be reduced, first by reducing all Payments being made pursuant to Sections 4(a) through (b), 5 or 6(a) through (b) that do not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (in the order designated by the Participant), second, by reducing all Payments other than those made pursuant to Sections 4(a) through (b), 5 or 6(a) through (b) that do not constitute “nonqualified deferred compensation” within the meaning of Code Section 409A (in the order designated by the Participant), and third, reducing all Payments that constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, with the latest of such scheduled payments being reduced first. The Company's accounting firm shall make all determinations required by this paragraph, and the Company and the Participant shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. The Company shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 7.

8.	Administration/Amendment/Termination.
a)Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.

b)Amendment. The Administrator expressly reserves the right to amend this Plan, in whole or in part, at any time and in any way it determines to be advisable; provided that if the amendment will become effective during either the General Term or the CIC Period (as applicable to a Participant) then in progress (which, for this purpose, shall not include any renewal terms) and will materially and adversely affect the rights of any Participant under the Plan, the Company must obtain the Participant's written consent to the amendment. Notwithstanding the foregoing, any amendment to the definition of “Change in Control” made to the Equity Plan before a Change in Control has occurred will not be deemed to adversely affect the rights of any

Participants. Further, in no event shall a notification to a Participant notifying him or her that his or her participation in the Plan will terminate at the end of the General Term or CIC Period (as applicable) then in progress constitute an amendment to the Plan requiring such Participant's prior written consent.

c)Termination. An Eligible Employee's right under this Plan to receive severance benefits upon a Qualifying Termination and retirement benefits upon a Qualifying Retirement shall commence upon the Effective Date and shall continue in effect for 180 days from the Effective Date (the “Initial Term”). The Initial Term shall be automatically extended by one additional day on each day during the Initial Term until notification is provided to all Eligible Employees (the Initial Term as extended shall be the “General Term”) that no additional extensions of the Plan will occur and that the Plan is being discontinued effective as of the last day of the 180-day General Term then in effect. The Administrator reserves the right to terminate this Plan at any time by providing written notice to each Eligible Employee at least 180 days prior to the end of the General Term then in effect that such term will not be extended, and if such notice is timely given, the Plan will terminate with respect to the General Term at the end of General Term then in effect. Notwithstanding the foregoing, in no event may the General Term expire during the CIC Period during which the Plan shall continue in full force. If notice is provided to Eligible Employees during a General Term and during a CIC Period that the Plan is being terminated, the Plan shall terminate on the later of the end of the General Term or the last day of the CIC Period. If notice is provided to Eligible Employees during a General Term that the Plan is being terminated, but the last day of such General Term falls during a CIC Period (i.e., notice of Plan termination is provided before the commencement of a CIC Period), the Plan shall terminate on the later of the last day of the General Term or the CIC Period. A proper termination of this Plan automatically shall effect a termination of all the Eligible Employees’ rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Eligible Employee’s right to receive, or continue to receive, any benefits that became payable in respect of a Qualifying Termination or Qualifying Retirement that occurred prior to the date of such termination.

9.	Claims for Benefits.
a)Initial Claims. In order to file a claim to receive benefits under Section 4 and/or 5 of the Plan, the Eligible Employee or his or her authorized representative must submit a written claim for benefits under the Plan within 60 days after the Eligible Employee's termination of employment. Claims should be addressed and sent to:
General Counsel
EPR Properties
909 Walnut Street, Suite 200
Kansas City, Missouri 64106
(the “Claims Administrator”)

If the Eligible Employee's claim is denied, in whole or in part, the Eligible Employee will be furnished with written notice of the denial within 90 days after the Claims Administrator's receipt of the Eligible Employee's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Eligible Employee before the termination of the initial 90 day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Eligible Employee's claim will contain the following information:

i.	the specific reason or reasons for the denial of the Eligible Employee's claim;

ii.	references to the specific Plan provisions on which the denial of the Eligible Employee's claim was based;

iii.
a description of any additional information or material required by the Claims Administrator to reconsider the Eligible Employee's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

iv.
a description of the Plan's review procedure and time limits applicable to such procedures, including a statement of the Eligible Employee's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

b)Appeal of Denied Claims. If the Eligible Employee's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Eligible Employee or his or her authorized representative must follow the procedures described below:

i.
Upon receipt of the denied claim, the Eligible Employee (or his or her authorized representative) may file a request for review of the claim in writing with the Claims Administrator. This request for review must be filed no later than 60 days after the Eligible Employee has received written notification of the denial.

ii.	The Eligible Employee has the right to submit in writing to the Claims Administrator any comments, documents, records or other information relating to his or her claim for benefits.

iii.
The Eligible Employee has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.

iv.
The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Employee submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

c)Claims Administrator's Response to Appeal. The Claims Administrator will provide the Eligible Employee with written notice of its decision within 60 days after the Claims Administrator's receipt of the Eligible Employee's written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Claims Administrator will notify the Eligible Employee in writing within the 60-day period, and the final decision will be made no later than 120 days after the Claims Administrator's receipt of the Eligible Employee's written claim for review. The Claims Administrator's decision on the Eligible Employee's claim for review will be communicated to the Eligible Employee in writing and, if denied, will clearly state:

i.	the specific reason or reasons for the denial of the Eligible Employee's claim;

ii.	reference to the specific Plan provisions on which the denial of the Eligible Employee's claim is based;

iii.
a statement that the Eligible Employee is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits; and

iv.	a statement describing the Eligible Employee's right to bring an action under Section 502(a) of ERISA.

d)Deadline to File Claim. To be considered timely under these claims procedures, a claim must be filed under Section 9(a) within 60 days following the Eligible Employee's termination of employment.

e)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

f)Deadline to File Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) 18 months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six months after the claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of an Eligible Employee or otherwise claims to derive an entitlement by reference to the Eligible Employee for the purpose of applying the previously-specified periods.

g)Plan Claims Administrator Discretion; Court Review. The Claims Administrator and all persons determining or reviewing claims have full discretion to determine benefit claims under this Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.

h)Arbitration. Subject to Section 9(e), any dispute, claim or controversy arising out of or relating to this Agreement, including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination hereof, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules of the American Arbitration Association (“AAA”), as modified herein (“Rules”). There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request the AAA to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to the AAA, which shall then select an arbitrator in accordance with Rule 13 of the Rules. The place of arbitration shall be Kansas City, Missouri. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Eligible Employee shall pay AAA’s employee filing fee for disputes arising out of employer-promulgated plans provided by the Rules (not to exceed the amount of the filing fee for a civil action filed in the Circuit Court of Jackson County, Missouri), but Company shall be solely responsible for paying all other AAA and arbitrator fees.

10.	Miscellaneous Provisions.
a)Release. In consideration of the covenants under this Plan and as a condition precedent to receiving any payments or other benefits under this Plan, a Participant or the Participant's Beneficiary (as defined in paragraph (c) of this Section 10) shall (i) execute and deliver to the Company a release of all claims in such form as requested by the Company within twenty-two (22) days following the Participant's Termination Date (or any such longer period if required by applicable law and communicated to the Participant) and (ii) not revoke the release during the seven (7) day period following the date that the Participant executed the release. The Company shall supply a form of such release to the Participant no later than the Termination Date.

b)Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

c)Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Participant shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Participant dies before the end of the period over which such Participant is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Participant or to the Person who acquired the rights to such benefits by bequest or inheritance (the “Beneficiary”), provided such Beneficiary satisfies the release requirements in Section 10(a). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Participant, nor shall it be subject to attachment or legal process for, or against, the Participant and the same shall not be recognized under this Plan.

d)Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

e)No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is employment-at-will. As such, termination of employment may be initiated by the Participant or by the Company at any time for any reason that is not unlawful, with or without Cause.

f)Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Missouri, without regard to any conflict of law principles. Subject to Section 9(h), any action concerning this Plan shall be brought in a court of competent jurisdiction in Jackson County, Missouri, and each party consents to the venue and jurisdiction of such court.

g)Entire Plan. This Plan constitutes the Company's entire employee severance and retirement vesting plan for the Participants and, except as provided in Section 10(h) and Section 11 of this Plan, supersedes any and all previous representations, understandings and plans with respect to general severance for the Participants, and any such representations, understandings and plans with respect to Participant severance are hereby canceled and terminated in all respects.

h)Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

i)No Mitigation Required. Except as required by law or any other agreement with the Company, the Eligible Employee shall not be required to mitigate the amount provided for in Sections 4 or 5 of this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4 of this Plan be reduced by any compensation earned by the Eligible Employee as the result of employment by another employer after the date of termination, or otherwise.

j)Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan
k)Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.

l)Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered and interpreted in accordance with such intent. Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Any reference in this Plan to a “termination of employment” or similar term or phrase shall be interpreted as a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Participant's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which the Participant's Termination Date occurred.

11.	No Duplication of Benefits.
Notwithstanding the foregoing, any benefits received by a Participant pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company except to the extent any such substitution in severance benefits or payment timing would result in a violation of Code Section 409A. If a Retirement Eligible Employee incurs a Qualifying Termination after such Retirement Eligible Employee has provided written notice of his or her intent to retire from the Company but before the Retirement Eligible Employee’s Retirement Date, the Retirement Eligible Employee shall be entitled to receive the severance benefits described in Section 4 and, if applicable, Section 5, and will not be entitled to receive the retirement benefits described in Section 6.
IN WITNESS WHEREOF, the undersigned acknowledges and confirms that this Employee Severance and Retirement Vesting Plan was duly adopted by the Compensation and Human Capital Committee of the Board of Trustees of the Company on January 31, 2020, to be effective as of July 31, 2020.

EPR PROPERTIES

By:	/s/ Craig Evans
Craig L. Evans, Secretary

Appendix A

Amount of Benefits Upon Qualifying Termination

Position / Salary Level	Amount of Severance Benefit Payment	Maximum	Outplacement Assistance
Executive Officer	24 times CIC Monthly Base Compensation; plus 18 times Monthly Welfare Compensation	N/A	12 months of assistance
Senior Vice President
6 times (Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
		9 times Monthly Base Compensation; plus 9 times Monthly Welfare Compensation	6 months of assistance
Non-Executive Officer and Non-Senior Vice President with annual Base Salary equal to or in excess of $135,000
4 times (Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
		6 times Monthly Base Compensation; plus 6 times Monthly Welfare Compensation	3 months of assistance
Non-Executive Officer and Non-Senior Vice President with annual Base Salary equal to or in excess of $64,000 and less than $135,000
2 times (Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
		4 times Monthly Base Compensation; plus 4 times Monthly Welfare Compensation	1 month of assistance
Non-Executive Officer and Non-Senior Vice President with annual Base Salary less than $64,000
1 times (Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
		2 times Monthly Base Compensation; plus 2 times Monthly Welfare Compensation	2 weeks of assistance

Appendix B

Amount of Benefits Upon CIC Qualifying Termination

Position / Salary Level	Amount of Severance Benefit Payment	Maximum
Executive Officer
President and Chief Executive Officer:
36 times CIC Monthly Base Compensation, plus 18 times Monthly Welfare Compensation

Executive Vice President:
30 times CIC Monthly Base Compensation, plus 18 times Monthly Welfare Compensation

Other Executive Officer:
24 times CIC Monthly Base Compensation, plus 18 times Monthly Welfare Compensation
N/A
Senior Vice President
9 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
12 times CIC Monthly Base Compensation; plus 12 times Monthly Welfare Compensation
Non-Executive Officer and Non-Senior Vice President with annual Base Salary equal to or in excess of $135,000
6 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
9 times CIC Monthly Base Compensation; plus 9 times Monthly Welfare Compensation
Non-Executive Officer and Non-Senior Vice President with annual Base Salary equal to or in excess of $64,000 and less than $135,000
4 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
6 times CIC Monthly Base Compensation; plus 6 times Monthly Welfare Compensation
Non-Executive Officer and Non-Senior Vice President with annual Base Salary less than $64,000
2 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation); plus
0.5 times (CIC Monthly Base Compensation plus Monthly Welfare Compensation) for each full year of service Eligible Employee has with Company
4 times CIC Monthly Base Compensation; plus 4 times CIC Monthly Welfare Compensation